UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Eos Energy Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-4290188
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3920 Park Avenue Edison, New Jersey	08820
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Units, each Unit consisting of one share of Common Stock and 0.4388 of a Warrant	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-295819 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
N/A

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are rights (the “Rights”) entitling the holder to purchase 0.071193 of a Unit of the Company (the “Units”), with each whole Unit consisting of one share of common stock of the Company, par value $0.0001 per share (the “Common Stock”) and 0.4388 of a warrant to purchase one share of Common Stock at an exercise price of $5.481 per whole share (the “Warrants”), at a subscription price per full Unit equal to $5.481 (the “Subscription Price”), pursuant to a rights offering (the “Rights Offering”).

The description of the Rights is set forth under the heading “Description of the Rights Offering” in the prospectus supplement filed with the SEC on July 2, 2026 and accompanying prospectus (File No. 333-295819) and is incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits are filed as part of this Registration Statement on Form 8-A.

Exhibit No.	Description
3.1
Third Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 of the Company’s annual report on Form 10-K filed with the SEC on February 28, 2023).

3.2	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2022).
3.3
Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2024).

3.4	Third Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company.
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2020).
4.2	Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 2, 2026
Eos Energy Enterprises, Inc.

	By:	/s/ Alessandro Lagi
Name: Alessandro Lagi
Title: Chief Financial Officer